Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2024 Results

Nashville, Tenn., February 18, 2025 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and full year ended December 31, 2024.

HIGHLIGHTS

•Fourth quarter consolidated revenue per available unit (RevPAR) increased 5.5% over the prior year quarter and was at the top end of the previously provided guidance range.
•Fourth quarter consolidated weighted average occupancy grew 100 basis points over the prior year quarter on strong move-in volume which also supported January's sequential occupancy outperformance versus pre-pandemic normal seasonality.
•Through consistent execution of strategic priorities and commitment to growth, fourth quarter net income (loss) improved nearly 8% and Adjusted EBITDA(1) improved nearly 16% year-over-year and exceeded the previously provided guidance range.
•Net cash provided by operating activities increased 54% and Adjusted Free Cash Flow(1) improved 46% for the fourth quarter compared to the prior year quarter.
•Entered into a lease amendment with Ventas, Inc., including non-renewal of 55 communities, which is expected to generate a considerable increase to the Company’s near- and long-term cash flows.
•Beneficially refinanced more than $300 million of 2027 debt maturities at a lower interest rate.
•Completed the acquisition of 11 previously leased communities, increasing portfolio ownership and replacing lease payments with a lower cost of capital.

"In 2024, Brookdale made significant progress to achieving its long-term potential. We are proud of the meaningful improvements across many financial, operational, and resident satisfaction metrics. We are grateful for being recognized externally for our workplace culture, leading clinical programming, and being a ‘best of’ in hundreds of our local markets. Importantly, we delivered positive Adjusted Free Cash Flow in the back half of the year and have positioned the business to generate meaningful Adjusted Free Cash Flow in 2025 through continued focus on profitable occupancy growth and appropriate expense management, completed and pending acquisitions of leased portfolios, and beneficial negotiation of recent lease amendments,” said Lucinda (“Cindy”) Baier, Brookdale’s President and CEO. “As we look to 2025 and beyond, we remain committed to enriching the lives of even more seniors who choose Brookdale to call home, to ensuring that we remain an attractive place for associates to work and to grow their careers, and to creating additional value for our shareholders in the near and long term.”

SUMMARY OF FOURTH QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2024	4Q 2023	Amount	Percent	3Q 2024	Amount	Percent
Resident fees	$744.4	$716.6	$27.8	3.9%	$743.7	$0.7	0.1%
Facility operating expense	554.9	530.5	24.4	4.6%	548.3	6.6	1.2%
General and administrative expense	48.5	41.9	6.6	15.9%	44.9	3.6	8.0%
Cash facility operating lease payments	55.9	64.5	(8.6)	(13.4)%	64.4	(8.5)	(13.2)%
Net income (loss)	(83.9)	(91.2)	(7.3)	(7.9)%	(50.7)	33.2	65.4%
Adjusted EBITDA (1)	98.5	85.3	13.2	15.5%	92.2	6.3	6.8%

RevPAR	$4,873	$4,619	$254	5.5%	$4,869	$4	0.1%
Weighted average occupancy	79.4%	78.4%	100 bps	n/a	78.9%	50 bps	n/a
RevPOR	$6,136	$5,889	$247	4.2%	$6,171	$(35)	(0.6)%

(1)    Adjusted EBITDA and Adjusted Free Cash Flow are financial measures not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2024	4Q 2023	Amount	Percent	3Q 2024	Amount	Percent
Resident fees	$729.4	$693.0	$36.4	5.2%	$729.1	$0.3	—%
Facility operating expense	$539.3	$511.0	$28.3	5.5%	$535.4	$3.9	0.7%
RevPAR	$4,866	$4,625	$241	5.2%	$4,864	$2	—%
Weighted average occupancy	79.5%	78.6%	90 bps	n/a	79.0%	50 bps	n/a
RevPOR	$6,121	$5,888	$233	4.0%	$6,159	$(38)	(0.6)%

(2)    The same community senior housing portfolio includes operating results and data for 610 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2023
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%	78.4%	78.3%
Month end	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%	79.6%	79.3%

	2024												2025
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Weighted average	78.0%	77.9%	77.9%	77.9%	78.1%	78.2%	78.6%	78.9%	79.2%	79.4%	79.5%	79.3%	79.2%
Month end	79.3%	79.2%	79.1%	79.2%	79.5%	79.7%	79.9%	80.4%	80.5%	80.8%	80.4%	80.5%	80.6%

OVERVIEW OF FOURTH QUARTER RESULTS

•Resident fees.
•4Q 2024 vs 4Q 2023:
◦Resident fees increased primarily due to the increases in RevPOR and weighted average occupancy, partially offset by the disposition of communities, primarily through lease terminations, since the beginning of the prior year period, which resulted in $10.5 million less in resident fees during the fourth quarter of 2024.
◦The increase in RevPOR was primarily the result of the current year rate increases.
◦The increase in weighted average occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the pandemic.
•4Q 2024 vs 3Q 2024: Resident fees increased primarily due to the 50 basis point increase in weighted average occupancy, an improvement from normal pre-pandemic seasonality trends, partially offset by the decrease in RevPOR.

•Facility operating expense.
•4Q 2024 vs 4Q 2023:
◦The increase in facility operating expense was primarily due to broad inflationary pressure and increases in insurance expense, natural disaster expense as a result of expenses incurred for hurricanes, and marketing expense.
◦These increases were partially offset by the disposition of communities since the beginning of the prior year period, which resulted in $8.8 million less in facility operating expense during the fourth quarter of 2024.
•4Q 2024 vs 3Q 2024: The increase in facility operating expense was primarily due to increases in insurance expense and natural disaster expense as a result of expenses incurred for hurricanes, partially offset by decreases in marketing expense and seasonal utility expense.

•General and administrative expense: The increase compared to the fourth quarter of 2023 and the third quarter of 2024 was primarily due to $7.0 million of legal expenses recognized in the fourth quarter of 2024. The legal expense relates to certain pending putative class action litigation previously described in the Company’s SEC filings, representing the current estimate of the Company’s ultimate cost to resolve such litigation, net of estimated probable insurance recoveries.

•Cash facility operating lease payments: The decrease compared to the fourth quarter of 2023 and the third quarter of 2024 was primarily due to the change in lease classification from operating leases to financing leases for communities subject to acquisition agreements.

•Net income (loss).
•4Q 2024 vs 4Q 2023: The decrease in net loss was primarily due to the increase in resident fees and a decrease in asset impairment expense, partially offset by the increase in facility operating expense and a $15.5 million loss on debt extinguishment recognized in the fourth quarter of 2024 for the Company's convertible notes exchange and issuance transactions.
•4Q 2024 vs 3Q 2024: The increase in net loss was primarily due to the $15.5 million loss on debt extinguishment recognized in the fourth quarter of 2024 for the Company's convertible notes exchange and issuance transactions and the increase in facility operating expense.

•Adjusted EBITDA.
•4Q 2024 vs 4Q 2023: The increase was primarily due to the increase in resident fees and the change in the classification of lease payments for communities subject to acquisition agreements, partially offset by the increase in facility operating expense.
•4Q 2024 vs 3Q 2024: The increase was primarily due to the change in the classification of lease payments for communities subject to acquisition agreements and lower general and administrative expenses, partially offset by the increase in facility operating expense.

FULL YEAR RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2024	2023	Amount	Percent
Resident fee revenue	$2,972.1	$2,857.3	$114.8	4.0%
Facility operating expense	2,183.3	2,129.8	53.5	2.5%
General and administrative expense	185.9	178.9	7.0	3.9%
Cash facility operating lease payments	249.4	248.1	1.3	0.5%
Net income (loss)	(202.0)	(189.1)	12.9	6.8%
Adjusted EBITDA (1)	386.2	335.5	50.7	15.1%

RevPAR	$4,858	$4,577	$281	6.1%
Weighted average occupancy	78.6%	77.2%	140 bps	n/a
RevPOR	$6,182	$5,927	$255	4.3%

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2024	2023	Amount	Percent
Resident fee revenue	$2,910.0	$2,751.2	$158.8	5.8%
Facility operating expense	$2,126.6	$2,037.5	$89.1	4.4%
RevPAR	$4,854	$4,590	$264	5.8%
Weighted average occupancy	78.7%	77.5%	120 bps	n/a
RevPOR	$6,170	$5,925	$245	4.1%

LIQUIDITY

Consolidated summary of liquidity metrics for comparable quarters:

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	4Q 2024	4Q 2023	Amount	3Q 2024	Amount
Net cash provided by operating activities	$45.2	$29.3	$15.9	$66.5	$(21.3)
Non-development capital expenditures, net	42.1	41.5	0.6	41.7	0.4
Adjusted Free Cash Flow (1)	(11.5)	(21.5)	10.0	13.9	(25.4)

•Net cash provided by operating activities.
•4Q 2024 vs 4Q 2023: The increase in net cash provided by operating activities was primarily due to the increase in resident fees, partially offset by the increase in facility operating expense.
•4Q 2024 vs 3Q 2024: The decrease in net cash provided by operating activities was primarily due to timing of payments of real estate taxes and trade payables, and the increase in facility operating expense.

•Adjusted Free Cash Flow.
•4Q 2024 vs 4Q 2023: The change in Adjusted Free Cash Flow was primarily due to an increase in net cash provided by operating activities, partially offset by a decrease in property insurance proceeds.
•4Q 2024 vs 3Q 2024: The change in Adjusted Free Cash Flow was primarily due to decreases in net cash provided by operating activities and property insurance proceeds.

•Total liquidity. Total liquidity of $389.3 million as of December 31, 2024 included $308.9 million of unrestricted cash and cash equivalents, $60.5 million of availability on the Company's secured credit facility, and $19.9 million of marketable securities. The Company has completed the refinancing or extension of all of its debt maturities due in 2025. Total liquidity as of December 31, 2024 increased $65.2 million from September 30, 2024, primarily due to the net impact of the Company's financing and acquisition transactions in the fourth quarter and a $19.0 million decrease in letters of credit issued under the Company's secured credit facility.

Consolidated summary of liquidity metrics for the full year:

			Year-Over-Year Increase / (Decrease)
($ in millions)	2024	2023	Amount
Net cash provided by operating activities	$166.2	$162.9	$3.3
Non-development capital expenditures, net	186.8	216.5	(29.7)
Adjusted Free Cash Flow (1)	(29.5)	(47.6)	18.1

TRANSACTION AND FINANCING UPDATE

Convertible Senior Notes

On September 30, 2024, the Company entered into privately negotiated exchange and subscription agreements with certain of the holders of its outstanding 2.00% convertible senior notes due 2026 (the “2026 Notes”) to exchange a portion of its existing 2026 Notes for a newly issued series of 3.5% convertible senior notes due 2029 (the "2029 Notes"). On October 3, 2024, the Company issued $369.4 million aggregate principal amount of its 2029 Notes. At closing, $219.4 million principal amount of the 2029 Notes were issued in exchange for $206.7 million principal amount of the 2026 Notes and $150.0 million principal amount of the 2029 Notes were issued for cash. The Company’s net cash proceeds from the exchange and issuance transactions, after subtracting fees, discounts, and expenses payable by the Company, were $135.0 million. Following the closing, $23.3 million in aggregate principal amount of the 2026 Notes remain outstanding with the terms unchanged.

Mortgage Debt

In November 2024, the Company entered into an amendment to extend the maturity date of $220.0 million of its mortgage debt secured by first priority mortgages on 24 communities to October 2026 and to obtain the delayed draw term loan advance of $10.0 million, bringing the aggregate outstanding principal amount of the loan to $230.0 million. The loan bears interest at a variable rate equal to Secured Overnight Financing Rate ("SOFR") plus a margin of 245 basis points. The Company has the right to extend the term of the loan for one additional year, subject to the satisfaction of certain conditions.

In December 2024, the Company obtained $344.2 million of debt secured by non-recourse first mortgages on 47 communities, which also continue to secure $433.9 million of additional outstanding mortgages with maturities in 2027 and 2031. The $344.2 million loan bears interest at a fixed rate of 6.14%, is interest only for the first two years, and matures in January 2032. At the closing, the Company repaid $312.5 million of debt under the mortgage facility, which was scheduled to mature in 2027, using proceeds from the $344.2 million loan.

Ventas Lease Amendment

In December 2024, the Company amended its lease arrangement with Ventas, Inc. (“Ventas”). Beginning January 1, 2026, the Company will continue to lease 65 communities (“Renewal Communities”). The remaining 55 communities (“Non-renewal Communities”) that are not renewed will either be sold by Ventas or transitioned, with such transitions commencing on or after September 1, 2025. The aggregate annual minimum rent for the Renewal Communities will be $64.0 million beginning on January 1, 2026, subject to an annual escalator equal to 3%. The lease will expire December 31, 2035 with one 10-year extension option remaining. Ventas has agreed to fund capital expenditure costs up to $35.0 million during the calendar years 2025 to 2027 up to $15.0 million per year. In the event any Non-renewal Community is not sold or transitioned by December 31, 2025, the Company may manage such communities, generally until the earlier of the transition or sale of such community or December 31, 2026. Rent for any Non-renewal Communities to be sold will continue through December 31, 2025 regardless of the date of the sale (subject to a potential rent credit associated with the sale of one large community in the group). For the remaining Non-renewal Communities, rent will terminate on the earlier of the date of such transition or December 31, 2025.

International JV / Welltower Portfolio Acquisition

In September 2024, the Company entered into a definitive agreement to acquire 11 senior living communities that were leased by the Company from a joint venture between Welltower Inc. (“Welltower”) and its joint venture partners for a purchase price of $300.0 million. Effective December 17, 2024, the Company successfully closed on the acquisition. As part of this transaction, the Company assumed $194.5 million of existing 4.92% fixed rate agency debt which is scheduled to mature in March 2027 and the remainder of the purchase price was paid with cash on hand. Previously, these communities were held in a triple-net lease with annualized cash rent payments of $22.3 million and an initial maturity of August 31, 2028.

Diversified Healthcare Trust Portfolio Acquisition

In September 2024, the Company entered into a definitive agreement to acquire 25 senior living communities from Diversified Healthcare Trust for a purchase price of $135.0 million. As of December 31, 2024, these communities were held in a triple-net lease with annualized current cash rent payments of $10.2 million and a current maturity of December 31, 2032. The Company expects to complete the acquisition transaction in the first quarter of 2025, subject to the satisfaction of customary closing conditions for real estate transactions. The Company expects to fund the acquisition of the 25 communities through proceeds from mortgage financing and cash on hand.

Welltower Portfolio Acquisition

In September 2024, the Company entered into a definitive agreement to acquire five senior living communities that are currently leased by the Company from Welltower for a purchase price of $175.0 million. As of December 31, 2024, these communities were held in a triple-net lease with annualized current cash rent payments of $13.7 million. The Company expects to complete the acquisition transaction in the first quarter of 2025, subject to customary closing conditions for real estate transactions. The Company expects to fund the acquisition of the five communities through proceeds from mortgage financing and cash on hand.

2025 OUTLOOK

For the full year 2025, the Company is providing the following guidance:

Full Year 2025 Guidance
RevPAR year-over-year growth	4.75% to 5.75%
Adjusted EBITDA	$430.0 million to $445.0 million

In the aggregate, the Company expects its full year 2025 non-development capital expenditures, net of anticipated lessor reimbursements and property and casualty insurance proceeds, to be $175.0 million to $180.0 million.

Full year 2025 guidance includes only previously announced acquisition and disposition activity and, for purposes of providing guidance only, assumes an October 1, 2025 disposition date for all 55 Ventas non-renewal communities to be transitioned or sold. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's fourth quarter and full year 2024 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the fourth quarter on February 19, 2025 at 9:00 AM ET. The conference call can be accessed by dialing (800) 715-9871 (from within the U.S.) or (646) 307-1963 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "1482282".

A webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on February 26, 2025 by dialing (800) 770-2030 (from within the U.S.) or (609) 800-9909 (from outside of the U.S.) and referencing access code "1482282".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 647 communities across 41 states and the ability to serve approximately 58,000 residents as of December 31, 2024, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR
Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the Company's expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; the impacts of the COVID-19 pandemic, including the pace and consistency of recovery from the pandemic and any resurgence or variants of the disease; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, geopolitical tensions or conflicts, and uncertainty surrounding a new presidential administration, the impact of seasonal contagious illness or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Resident fees	$744,371	$716,582	$2,972,050	$2,857,270
Management fees	2,611	2,508	10,521	10,161
Reimbursed costs incurred on behalf of managed communities	33,966	35,393	142,916	139,325
Other operating income	—	—	—	9,073
Total revenue and other operating income	780,948	754,483	3,125,487	3,015,829

Facility operating expense (excluding facility depreciation and amortization of $85,575, $81,034, $330,664, and $317,581, respectively)	554,922	530,464	2,183,261	2,129,800
General and administrative expense (including non-cash stock-based compensation expense of $3,533, $3,019, $14,184, and $11,985, respectively)	48,525	41,873	185,850	178,894
Facility operating lease expense	46,190	52,626	200,587	202,410
Depreciation and amortization	93,569	87,398	357,788	342,712
Asset impairment	5,915	30,966	8,557	40,572
Loss (gain) on sale of communities, net	—	—	—	(36,296)
Costs incurred on behalf of managed communities	33,966	35,393	142,916	139,325
Income (loss) from operations	(2,139)	(24,237)	46,528	18,412

Interest income	5,007	5,382	19,162	23,146
Interest expense:
Debt	(54,120)	(53,788)	(215,525)	(209,772)
Financing lease obligations	(12,528)	(4,995)	(27,761)	(21,950)
Amortization of deferred financing costs	(2,795)	(1,947)	(9,723)	(7,696)
Change in fair value of derivatives	2,438	(3,986)	434	1,144
Gain (loss) on debt modification and extinguishment, net	(18,495)	(2,702)	(20,762)	(2,702)
Equity in earnings (loss) of unconsolidated ventures	—	(840)	—	(3,996)
Non-operating gain (loss) on sale of assets, net	—	581	923	1,441
Other non-operating income (loss)	2,255	5,175	9,376	21,687
Income (loss) before income taxes	(80,377)	(81,357)	(197,348)	(180,286)
Benefit (provision) for income taxes	(3,560)	(9,813)	(4,646)	(8,784)
Net income (loss)	(83,937)	(91,170)	(201,994)	(189,070)
Net (income) loss attributable to noncontrolling interest	15	14	59	59
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(83,922)	$(91,156)	$(201,935)	$(189,011)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.37)	$(0.40)	$(0.89)	$(0.84)

Weighted average shares used in computing basic and diluted net income (loss) per share	229,272	225,427	227,525	225,209

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$308,925	$277,971
Marketable securities	19,879	29,755
Restricted cash	39,871	41,341
Accounts receivable, net	51,891	48,393
Prepaid expenses and other current assets, net	92,371	80,908
Total current assets	512,937	478,368
Property, plant and equipment and leasehold intangibles, net	4,594,401	4,330,629
Operating lease right-of-use assets	1,133,837	670,907
Other assets, net	94,387	93,531
Total assets	$6,335,562	$5,573,435

Current portion of long-term debt	$40,779	$41,463
Current portion of financing lease obligations	37,007	1,075
Current portion of operating lease obligations	111,104	192,631
Other current liabilities	390,873	364,947
Total current liabilities	579,763	600,116
Long-term debt, less current portion	4,022,008	3,655,850
Financing lease obligations, less current portion	266,895	150,774
Operating lease obligations, less current portion	1,174,204	683,876
Other liabilities	78,787	77,666
Total liabilities	6,121,657	5,168,282
Total Brookdale Senior Living Inc. stockholders' equity	212,475	403,664
Noncontrolling interest	1,430	1,489
Total equity	213,905	405,153
Total liabilities and equity	$6,335,562	$5,573,435

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$(201,994)	$(189,070)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	20,762	2,702
Depreciation and amortization, net	367,511	350,408
Asset impairment	8,557	40,572
Equity in (earnings) loss of unconsolidated ventures	—	3,996
Distributions from unconsolidated ventures from cumulative share of net earnings	—	430
Amortization of entrance fees	—	(732)
Proceeds from deferred entrance fee revenue	—	477
Deferred income tax (benefit) provision	3,617	7,590
Operating lease expense adjustment	(48,793)	(45,739)
Change in fair value of derivatives	(434)	(1,144)
Loss (gain) on sale of assets, net	(923)	(37,737)
Non-cash stock-based compensation expense	14,184	11,985
Property and casualty insurance income	(8,532)	(18,920)
Other non-operating (income) loss	—	(2,542)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,498)	7,380
Prepaid expenses and other assets, net	(21,560)	21,629
Trade accounts payable and accrued expenses	15,697	2,448
Refundable fees and deferred revenue	5,221	(654)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	16,362	9,844
Net cash provided by (used in) operating activities	166,177	162,923
Cash Flows from Investing Activities
Purchase of marketable securities	(49,054)	(174,476)
Sale and maturities of marketable securities	60,000	197,100
Capital expenditures, net of related payables	(201,250)	(233,205)
Acquisition of assets, net of cash acquired	(108,411)	(574)
Investment in unconsolidated ventures	—	(7,589)
Proceeds from sale of assets, net	7,017	83,526
Property and casualty insurance proceeds	8,548	24,704
Change in lease acquisition deposits, net	(5,000)	—
Purchase of interest rate cap instruments	(10,149)	(12,454)
Proceeds from interest rate cap instruments	20,563	9,890
Other	(330)	(286)
Net cash provided by (used in) investing activities	(278,066)	(113,364)
Cash Flows from Financing Activities
Proceeds from debt	765,652	205,549
Repayment of debt and financing lease obligations	(594,997)	(367,242)
Payment of financing costs, net of related payables	(25,157)	(10,831)
Payments of employee taxes for withheld shares	(3,437)	(1,915)
Net cash provided by (used in) financing activities	142,061	(174,439)
Net increase (decrease) in cash, cash equivalents, and restricted cash	30,172	(124,880)
Cash, cash equivalents, and restricted cash at beginning of period	349,668	474,548
Cash, cash equivalents, and restricted cash at end of period	$379,840	$349,668

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, legal, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, and transaction, legal, and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Legal costs include charges associated with putative class action litigation. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction, legal, and other costs, and such income/expense may significantly affect the Company’s operating results.

The tables below reconcile Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Net income (loss)	$(83,937)	$(50,734)	$(91,170)
Provision (benefit) for income taxes	3,560	677	9,813
Equity in (earnings) loss of unconsolidated ventures	—	—	840
Loss (gain) on debt modification and extinguishment, net	18,495	2,267	2,702
Non-operating loss (gain) on sale of assets, net	—	(20)	(581)
Other non-operating (income) loss	(2,255)	(3,584)	(5,175)
Interest expense	67,005	66,316	64,716
Interest income	(5,007)	(4,663)	(5,382)
Income (loss) from operations	(2,139)	10,259	(24,237)
Depreciation and amortization	93,569	90,064	87,398
Asset impairment	5,915	934	30,966
Operating lease expense adjustment	(9,732)	(12,489)	(11,919)
Non-cash stock-based compensation expense	3,533	3,403	3,019
Transaction, legal, and organizational restructuring costs	7,379	66	96
Adjusted EBITDA	$98,525	$92,237	$85,323

	Years Ended December 31,
(in thousands)	2024	2023
Net income (loss)	$(201,994)	$(189,070)
Provision (benefit) for income taxes	4,646	8,784
Equity in (earnings) loss of unconsolidated ventures	—	3,996
Loss (gain) on debt modification and extinguishment, net	20,762	2,702
Non-operating loss (gain) on sale of assets, net	(923)	(1,441)
Other non-operating (income) loss	(9,376)	(21,687)
Interest expense	252,575	238,274
Interest income	(19,162)	(23,146)
Income (loss) from operations	46,528	18,412
Depreciation and amortization	357,788	342,712
Asset impairment	8,557	40,572
Loss (gain) on sale of communities, net	—	(36,296)
Operating lease expense adjustment	(48,793)	(45,739)
Non-cash stock-based compensation expense	14,184	11,985
Transaction, legal, and organizational restructuring costs	7,930	3,892
Adjusted EBITDA	$386,194	$335,538

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The tables below reconcile Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Net cash provided by (used in) operating activities	$45,198	$66,455	$29,294
Net cash provided by (used in) investing activities	(144,550)	(58,113)	22,383
Net cash provided by (used in) financing activities	147,147	(38,801)	(105,285)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$47,795	$(30,459)	$(53,608)

Net cash provided by (used in) operating activities	$45,198	$66,455	$29,294
Changes in prepaid insurance premiums financed with notes payable	(7,930)	(7,772)	(6,530)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(8,630)	(6,432)	(7,600)
Non-development capital expenditures, net	(42,121)	(41,718)	(41,536)
Property and casualty insurance proceeds	2,251	3,593	5,168
Payment of financing lease obligations	(284)	(273)	(251)
Adjusted Free Cash Flow	$(11,516)	$13,853	$(21,455)

	Years Ended December 31,
(in thousands)	2024	2023
Net cash provided by (used in) operating activities	$166,177	$162,923
Net cash provided by (used in) investing activities	(278,066)	(113,364)
Net cash provided by (used in) financing activities	142,061	(174,439)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$30,172	$(124,880)

Net cash provided by (used in) operating activities	$166,177	$162,923
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(430)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(16,362)	(9,844)
Non-development capital expenditures, net	(186,755)	(216,511)
Property and casualty insurance proceeds	8,548	24,704
Payment of financing lease obligations	(1,084)	(8,473)
Adjusted Free Cash Flow	$(29,476)	$(47,631)

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com